Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-274621
Prospectus Supplement No. 7
(To Prospectus dated October 2, 2023)
INTUITIVE MACHINES, INC.
This prospectus supplement updates, amends and supplements the prospectus dated October 2, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-274621). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 12, 2024, which is set forth below.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
Intuitive Machines, Inc.’s Class A Common Stock are listed on the Nasdaq Stock Market LLC under the symbol “LUNR.” On February 12, 2024, the closing price of our Class A Common Stock was $5.30 per share.
We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See “Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company” beginning on page 5 of the Prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is February 13, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 7, 2024
INTUITIVE MACHINES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40823	36-5056189
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13467 Columbia Shuttle Street
Houston	TX	77059
(Address of principal executive offices)		(Zip code)

(281)	520-3703
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common stock, par value $0.0001 per share	LUNR	The Nasdaq Stock Market LLC
Warrants to purchase one share of Class A Common stock, each at an exercise price of $11.50 per share	LUNRW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2024, the Board of Directors (the “Board”) of Intuitive Machines, Inc. (the “Company”) determined the discretionary 2023 annual cash bonus awards for the named executive officers (the “Named Executive Officers”) of the Company. The Named Executive Officers’ other compensation for 2023 previously was reported by the Company in the Summary Compensation Table included in the Company’s registration statement on Form S-1 previously filed with the Securities and Exchange Commission on January 26, 2024. However, as of the date of the Form S-1, 2023 annual cash bonus awards for the Named Executive Officers were not yet determined, and therefore any bonus amounts were omitted from the Summary Compensation Table for 2023. The table below updates the previously reported Summary Compensation Table by reflecting that no annual cash bonus awards are payable to any Named Executive Officer with respect to 2023, and restating each Named Executive Officer’s total compensation amount for 2023.

Name and Principal Position	Bonus ($)(1)	Total ($)
Stephen Altemus President and Chief Executive Officer	$—	$710,051
Timothy Crain Chief Technology Officer	—	440,314
Erik Sallee Chief Financial Officer	—	4,536,174
Anna Jones General Counsel and Secretary	—	603,506

(1)	The Board determined to not approve any discretionary bonus payments with respect to 2023.

On February 7, 2024, the Board also approved one-time special restricted stock unit awards for each of Mr. Altemus, Mr. Crain and Ms. Jones in consideration of their strong performance in 2023. The awards were granted pursuant to the Intuitive Machines, Inc. 2023 Long Term Omnibus Incentive Plan and will vest based on the achievement of designated Company operational performance goals, subject to the executive’s continued employment through the 60-day anniversary of the applicable performance goal achievement date, and cover 105,000, 43,000 and 27,000 restricted stock units, respectively.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 12, 2024	INTUITIVE MACHINES, INC.

	By:	/s/ Stephen Altemus
Name: Stephen Altemus
Title: President and Chief Executive Officer